                                                                    EXHIBIT 8.2

                      AXTMAYER BENITEZ & QUINONES, P.S.C.
                                 HATO REY TOWER
                                   SUITE 600
                            268 MUNOZ RIVERA AVENUE
                          SAN JUAN, PUERTO RICO 00918

                                 March 13, 2001

Board of Directors
W Holding Corporation, Inc.
19 West McKinley Street
Mayaguez, Puerto Rico 00680

RE:     REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

     In connection with the registration under the Securities Act of 1933, as amended (the "Act"), of up to 4,000,000 shares of ____% Noncumulative Monthly Income Preferred Stock, 2001 Series C ($25 liquidation preference per share) of W Holding Company, Inc., a financial holding company organized under the laws of the Commonwealth of Puerto Rico, we hereby confirm to you that the disclosure set forth under the heading "Puerto Rico Taxation" in the prospectus supplement included in the Registration Statement, subject to the limitations set forth therein, is an accurate discussion of the principal Puerto Rico tax consequences to investors who purchase such securities in the offering described in such prospectus supplement.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading "Legal Matters" in the prospectus supplement included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                         Very truly yours,

                                              /s/ Axtmayer Benitez & Quinones,

                                         P.S.C.

                                         AXTMAYER BENITEZ & QUINONES, P.S.C.